Exhibit 99.1

Monster Worldwide to Host Strategy Briefing Day On May 14

New York, May 7, 2014 — Monster Worldwide, Inc. (NYSE:MWW) today announced that it will host a Strategy Briefing Day on May 14, 2014 at its Corporate Headquarters in Weston, Massachusetts, beginning at 10:00am ET. Members of Monster’s executive and senior management team, including Sal Iannuzzi, Chief Executive Officer, and James Langrock, Chief Financial Officer, will present the Company’s strategy and a general update on the business for investors and analysts.

A live webcast of the presentation can be accessed online through the Investor Relations section of the Company’s website at http://ir.monster.com. An archived version of the webcast will be available following the event.

About Monster Worldwide

Monster Worldwide, Inc. (NYSE:MWW), is the global leader in successfully connecting job opportunities and people. Monster uses the world’s most advanced technology to help people Find Better, matching job seekers to opportunities via digital, social and mobile solutions including monster.com®, our flagship website, and employers to the best talent using a vast array of products and services. As an Internet pioneer, more than 200 million people have registered on the Monster Worldwide network. Today, with operations in more than 40 countries, Monster provides the broadest, most sophisticated job seeking, career management, recruitment and talent management capabilities globally. For more information visit about.monster.com.

Contacts

Investors:	Michael McGuinness, (212) 351-7110, Michael.McGuinness@Monster.com

Media:	Matt Anchin, (212) 351-7528, matt.anchin@monster.com